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                                                                        Ex. 99.1


                            SILVERLEAF RESORTS, INC.
                        1221 River Bend Drive, Suite 120
                               Dallas, Texas 75247
                                 (214) 631-1166

Contact:    Harry J. White, Jr.
            Chief Financial Officer
            (214) 631-1166

             SILVERLEAF RESORTS, INC. ANNOUNCES UPDATED INFORMATION

         DALLAS, Texas. (November 25, 2003) - Silverleaf Resorts, Inc. (OTC:SVLF) today announced that it has entered into agreements with its three senior lenders to amend its senior credit facilities to modify certain financial covenants under which the Company has been in default since March 31, 2003. The amended covenants will:

         o increase from 52.5% to 55% the maximum permitted ratio of sales and marketing expenses to total sales for each quarter beginning with the quarter ended March 31, 2003; and

         o exclude the Company's $28.7 million increase in its allowance for uncollectible notes in the quarter ended March 31, 2003 from the calculation of the Company's minimum required consolidated net income, and from the calculation of the Company's minimum required interest coverage ratio of 1.25 to 1.0.

         In addition to the above amendments, the Company also received waivers under its senior credit facilities of covenant defaults which occurred in the first quarter of 2003 due to the Company's increase in its allowance for uncollectible notes and its failure to maintain a ratio of sales and marketing expense to total sales of no more than 52.5%.

         As a result of these amendments and waivers the Company is now in full compliance with all of its credit facilities with its senior lenders. However, the Company's ability to borrow any new amounts under its loan agreements with its three current senior lenders will expire on March 31, 2004.

         The Company is currently negotiating amendments to the agreements with two of these senior lenders, which would extend the time period during which the Company could continue to borrow under those agreements; however, there can be no assurances that the Company will be successful in obtaining extensions from these two lenders. Failure by the Company to obtain such extensions before March 31, 2004, or to obtain alternative lines of credit would materially impact the Company's liquidity and ability to finance its operations at existing levels and would likely result in a sharp curtailment of the Company's current operations.

         Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many


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organized activities for children and adults. Silverleaf has a managed ownership base of over 109,000.

         This release contains certain forward-looking statements that involve risks and uncertainties and actual results many differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Cautionary Statements" in the Company's reports filed with the Securities and Exchange Commission, including the Company's amended 2002 Annual Report on Form 10-K/A (pages 20 through 28 thereof) filed on October 20, 2003.



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